Exhibit 10.4

TERMINATION OF AMENDED AND RESTATED
CHANGE OF CONTROL AGREEMENT

This Termination Agreement (the “Termination Agreement”) is entered into and is effective as of July 29, 2015, by and between EQT Corporation, a Pennsylvania corporation (the “Company”), and Theresa Z. Bone (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company and Employee are parties to that certain Amended and Restated Change of Control Agreement, originally dated as of September 8, 2008, and amended and restated as of February 19, 2013 (the “Change of Control Agreement”); and

WHEREAS, the Company and Employee are parties to that certain Confidentiality, Non-Solicitation and Non-Competition Agreement, originally dated as of September 8, 2008, and being amended and restated concurrently herewith (the “Non-Competition Agreement”); and

WHEREAS, in connection with amending and restating the Non-Competition Agreement as of the date hereof, the Company and Employee desire to terminate the Change of Control Agreement; and

WHEREAS, the Board of Directors of the Company has approved the termination of the Change of Control Agreement pursuant to this Termination Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     The parties hereby agree that, notwithstanding anything contained in the Change in Control Agreement to the contrary, the Change of Control Agreement is hereby terminated effective as of July 29, 2015, and shall be replaced and superseded by the Non-Competition Agreement in all respects. For avoidance of doubt, the parties acknowledge and agree that this Termination Agreement shall specifically supersede the term provisions contained in Section 1 of the Change in Control Agreement. Employee agrees and acknowledges that he/she has no further rights or obligations under the Change of Control Agreement. Furthermore, the parties agree and acknowledge that the Company, its affiliates and successors have no further rights or obligations under the Change of Control Agreement.

2.    Governing Law. This Termination Agreement shall be construed in all respects in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.

3.    Counterparts. This Termination Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
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IN WITNESS WHEREOF, the Company has caused this Termination Agreement to be executed by its officers thereunto duly authorized, and the Employee has hereunto set her hand, all as of the day and year first above written.

EQT CORPORATION                EMPLOYEE

By:    /s/ Charlene Petrelli                 /s/ Theresa Z. Bone
Theresa Z. Bone
Name: Charlene Petrelli

Title: Vice President &
Chief Human Resources Officer